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Legg Mason Partners

Core Bond Fund

Semi-Annual Report    •    January 31, 2007

What’s
Inside	Letter from the Chairman	I
	Fund at a Glance	1
	Fund Expenses	2
	Schedule of Investments	4
	Statement of Assets and Liabilities	12
	Statement of Operations	13
	Statements of Changes in Net Assets	14
	Financial Highlights	15
	Notes to Financial Statements	19
	Additional Shareholder Information	30

Letter from the Chairman
R. JAY GERKEN, CFA Chairman, President and Chief Executive Officer

Dear Shareholder,

U.S. economic growth was mixed during the six-month reporting period. Gross domestic product
(“GDP”)[i]increased 5.6% in the first quarter of 2006, its highest reading since the third quarter of 2003.
In the second quarter of 2006, GDP growth was 2.6% and it further moderated to 2.0% in the third quarter. The economy then strengthened somewhat in the fourth quarter due, in part, to increased consumer spending. Over this time, the preliminary estimate for GDP growth was 2.2%.

After increasing the federal funds rateii to 5.25% in June—its 17th consecutive rate hike—the
Federal Reserve Board (“Fed”)iii paused from raising rates at its next five meetings. In its statement accompanying the January 2007 meeting, the Fed stated, “Recent indicators have suggested somewhat firmer economic growth, and some tentative signs of stabilization have appeared in the housing market.
Readings on core inflation have improved modestly in recent months, and inflation pressures seem likely to moderate over time.”

During the reporting period, short- and long-term Treasury yields experienced periods of significant volatility. After peaking in late June 2006—with two- and 10-year Treasuries hitting 5.29%
and 5.25%, respectively—rates fell sharply as the Fed paused from its tightening cycle. However, toward the end of the reporting period, yields again moved higher on the back of strong employment data and expectations that the Fed would not be lowering short-term interest rates in the near future.
Overall, during the six months ended January 31, 2007, two-year Treasury yields moved from 4.97% to
4.94%. Over the same period, 10-year Treasury yields fell from 4.99% to 4.83%. Looking at the six-month period as a whole, the overall bond market, as measured by the Lehman Brothers U.S.
Aggregate Indexiv, returned 3.65%.

Legg Mason Partners Core Bond Fund    I

Strong demand from investors seeking incremental returns, solid corporate profits and low default rates helped high yield bonds generate positive returns during the reporting period.
During the six-month period ended January 31, 2007, the Citigroup High Yield Market Index[v]
returned 8.59%.

Despite some weakness toward the end of the reporting period, emerging markets debt generated strong returns, as the JPMorgan Emerging Markets Bond Index Global (“EMBI
Global”)vi returned 6.80%. An expanding global economy, solid domestic spending and a pause in U.S. interest rate hikes supported many emerging market countries.

Performance Review

For the six months ended January 31, 2007, Class A shares of Legg Mason Partners Core Bond
Fund, excluding sales charges, returned 6.46%. These shares outperformed the Lipper General
Bond Funds Category Average[1] which increased 4.85%. The Fund’s unmanaged previous benchmarks, the Merrill Lynch U.S. Corporate & Government 10+ Years Indexvii and the
Lehman Brothers Long Government/Credit Indexviii, returned 5.01% and 5.19%, respectively.
The Fund’s new benchmark, the Lehman Brothers U.S. Aggregate Index, returned 3.65% for the same period.

[1]

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the six-month period ended January 31, 2007, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 34 funds in the Fund’s Lipper category, and excluding sales charges.

II    Legg Mason Partners Core Bond Fund

Performance Snapshot as of January 31, 2007 (excluding sales charges) (unaudited)

6 Months
Core Bond Fund — Class A Shares	6.46%
Merrill Lynch U.S. Corporate & Government 10+ Years Index	5.01%
Lehman Brothers Long Government/Credit Index	5.19%
Lehman Brothers U.S. Aggregate Index	3.65%
Lipper General Bond Funds Category Average	4.85%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will and yields fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. Current reimbursements and/or fee waivers are voluntary and may be reduced or terminated at any time. Absent of these reimbursements or waivers performance would have been lower. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/InvestorServices.

Excluding sales charges, Class B shares returned 6.17% and Class C shares returned 6.22% over the six months ended January 31, 2007. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.

The 30-day SEC yield for Class A, Class B, Class C and Class R were 4.09%, 3.71%, 3.80%, and 3.99%, respectively. Absent of current reimbursements or waivers, the 30-day SEC yield for Class A, Class B, Class C and Class R would have remained unchanged.

Class R commenced operations on December 28, 2006.

Special Shareholder Notices

Certain changes regarding share class pricing and related matters were implemented on November 20, 2006. Please consult the Fund’s current prospectus for more information.

Prior to November 20, 2006, the Fund was known as Legg Mason Partners Total Return Bond Fund. As of November 20, 2006, the name of the Fund was changed to Legg Mason Partners Core Bond Fund and the investment strategy of the Fund was changed to implement an intermediate duration core bond strategy. Additionally, as of November 20, 2006, in connection with the change in the Fund’s investment strategy, the Fund’s benchmark changed to the Lehman Brothers U.S. Aggregate Index. Prior to April 7, 2006, the Fund was known as Smith Barney Total Return Bond Fund.

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees,

Legg Mason Partners Core Bond Fund    III

and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

/s/ Jay Gerken
Jay Gerken, CFA
Chairman, President and Chief Executive Officer

February 20, 2007

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

RISKS: Keep in mind, the Fund is subject to fluctuations in share price as interest rates rise and fall. As interest rates rise, bond prices fall, reducing the value of the Fund’s share price. Investments in foreign issuers may involve additional risks compared to investments in securities of U.S. issues, including currency fluctuations and changes in political and economic conditions. Convertible securities are subject to both the stock market risk associated with equity securities and to the credit and interest rate risks associated with fixed-income securities. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]	Gross domestic product is a market value of goods and services produced by labor and property in a given country.

ii	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.

iii

The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iv

The Lehman Brothers U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

[v]	The Citigroup High Yield Market Index is a broad-based unmanaged index of high yield securities.

vi

The JPMorgan Emerging Markets Bond Index Global (“EMBI Global”) tracks total returns for U.S. dollar denominated debt instruments issued by emerging market sovereign and quasi-sovereign entities: Brady bonds, loans, Eurobonds, and local market instruments. Countries covered are Algeria, Argentina, Brazil, Bulgaria, Chile, China, Colombia, Cote d’Ivoire, Croatia, Ecuador, Greece, Hungary, Lebanon, Malaysia, Mexico, Morocco, Nigeria, Panama, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Thailand, Turkey and Venezuela.

vii	The Merrill Lynch U.S. Corporate & Government 10+ Years Index is a broad measure of the performance of U.S. government and corporate fixed-rate debt issues with maturities greater than 10 years.

viii	The Lehman Brothers Long Government/Credit Index is a broad measure of bonds with maturities of more than ten years.

IV    Legg Mason Partners Core Bond Fund

Fund at a Glance (unaudited)

*	Amount represents less than 0.1% of total investments.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    1

Fund Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees, distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on August 1, 2006 and held for the six months ended January 31, 2007.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual Total Return Without Sales Charges(2)	Beginning Account Value	Ending Account Value	Annualized Expense Ratio(3)	Expenses Paid During the Period(4)
Class A	6.46%	$1,000.00	$1,064.60	0.98%	$5.10
Class B	6.17	1,000.00	1,061.70	1.56	8.11
Class C	6.22	1,000.00	1,062.20	1.45	7.54
Class R(5)	(0.21)	1,000.00	997.90	1.15	5.79

(1)	For the six months ended January 31, 2007, unless otherwise noted.
(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	The expense ratios do not include the non-recurring restructuring and/or reorganization fees.
(4)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

(5)	For the period December 28, 2006 to January 31, 2007.

2    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back- end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio(2)	Expenses Paid During the Period(3)
Class A	5.00%	$1,000.00	$1,020.27	0.98%	$4.99
Class B	5.00	1,000.00	1,017.34	1.56	7.93
Class C	5.00	1,000.00	1,017.90	1.45	7.37
Class R(4)	5.00	1,000.00	1,019.41	1.15	5.85

(1)	For the six months ended January 31, 2007, unless otherwise noted.
(2)	The expense ratios do not include the non-recurring restructuring and/or reorganization fees.
(3)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

(4)	For the period December 28, 2006 to January 31, 2007.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    3

Schedule of Investments (January 31, 2007) (unaudited)

LEGG MASON PARTNERS CONVERTIBLE FUND

Face Amount	Rating‡	Security	Value
CORPORATE BONDS & NOTES — 19.9%
Capital Markets — 1.2%
$500,000	AA-	Goldman Sachs Group Inc., Notes, 4.500% due 6/15/10 (a)	$488,645
1,030,000	A1(b)	Kaupthing Bank HF, Notes, 5.750% due 10/4/11 (a)(c)	1,029,783
750,000	A	Lehman Brothers Holdings Inc., Subordinated Notes, 5.750% due 1/3/17 (a)	754,345
140,000	A+	Morgan Stanley, Medium-Term Notes, 5.810% due 10/18/16 (d)	140,976

		Total Capital Markets	2,413,749

Commercial Banks — 1.8%
		Glitnir Banki HF:
350,000	BBB	Bonds, 7.451% due 9/14/16 (c)(d)	367,664
300,000	BBB+	Subordinated Notes, 6.693% due 6/15/16 (c)(d)	310,247
700,000	NR(b)	Landsbanki Islands HF, 6.100% due 8/25/11 (a)(c)	711,262
350,000	A+	Santander Issuances SA Unipersonal, Subordinated Notes, 5.805% due 6/20/16 (c)(d)	351,741
500,000	A-	SunTrust Capital, Trust Preferred Securities, 6.100% due 12/1/66 (a)(d)	487,487
650,000	A-	Wachovia Capital Trust III, Bank Guaranteed, 5.800% due 3/15/42 (a)(d)	655,073
640,000	AA	Wells Fargo Bank NA, Subordinated Notes, 5.950% due 8/26/36 (a)	652,888
100,000	A+	Wells Fargo Capital X, 5.950% due 12/15/36	98,616

		Total Commercial Banks	3,634,978

Commercial Services & Supplies — 0.3%
550,000	BBB	Waste Management Inc., 6.375% due 11/15/12 (a)	572,683

Computers & Peripherals — 1.0%
2,000,000	A+	International Business Machines Corp., Medium-Term Notes, 5.363% due 6/28/07 (a)(d)	2,000,948

Consumer Finance — 4.3%
3,830,000	B	Ford Motor Credit Co., Notes, 7.375% due 10/28/09 (a)	3,856,618
4,460,000	BB+	General Motors Acceptance Corp., Notes, 7.750% due 1/19/10 (a)	4,635,510

		Total Consumer Finance	8,492,128

Diversified Financial Services — 2.8%
300,000	BBB+	Aiful Corp., Notes, 5.000% due 8/10/10 (c)	290,499
486,150	BB-	Air 2 US, 8.027% due 10/1/19 (a)(c)	504,684
350,000	AA-	Bank of America Corp., 5.375% due 8/15/11	351,813
1,320,000	AAA	General Electric Capital Corp., Medium-Term Notes, Series A, 5.450% due 1/15/13 (a)	1,326,379
640,000	A	JPMorgan Chase & Co., Subordinated Notes, 5.125% due 9/15/14 (a)	625,298
590,000	AAA	McGuire Air Force Base/Fort Dix Privatized Military Housing Project, Bonds, 5.611% due 9/15/51 (c)	574,684
940,000	BBB	Residential Capital Corp., Notes, 6.000% due 2/22/11 (a)	935,807

See Notes to Financial Statements.

4    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Schedule of Investments (January 31, 2007) (unaudited) (continued)

Face Amount	Rating‡	Security	Value
Diversified Financial Services — 2.8% (continued)
$680,000	BBB	SMFG Preferred Capital, Bonds, 6.078% due 1/25/17 (a)(c)(e)	$676,142
230,000	A	Verizon Global Funding Corp., Notes, 7.750% due 12/1/30	268,294

		Total Diversified Financial Services	5,553,600

Diversified Telecommunication Services — 0.9%
160,000	A	AT&T Corp., Senior Notes, 8.000% due 11/15/31	199,047
370,000	A	BellSouth Corp., Notes, 6.875% due 10/15/31	391,142
300,000	A-	Deutsche Telekom International Finance, Senior Notes, 5.750% due 3/23/16	296,022
500,000	BBB+	Koninklijke KPN NV, Senior Notes, 8.375% due 10/1/30	564,348
300,000	BBB+	Telecom Italia Capital SA, Notes, 5.250% due 10/1/15	278,843

		Total Diversified Telecommunication Services	1,729,402

Electric Utilities — 1.5%
750,000	BBB	Duke Energy Corp., Senior Notes, 5.625% due 11/30/12 (a)	759,274
540,000	BBB	Exelon Corp., Bonds, 5.625% due 6/15/35 (a)	509,017
		FirstEnergy Corp.:
850,000	BBB-	Notes, Series C, 7.375% due 11/15/31 (a)	970,759
350,000	BBB-	Senior Notes, Series B, 6.450% due 11/15/11	364,617
390,000	BBB	Pacific Gas & Electric Co., First Mortgage Bonds, 6.050% due 3/1/34	391,532

		Total Electric Utilities	2,995,199

Health Care Providers & Services — 0.1%
250,000	BBB	Cardinal Health Inc., 5.850% due 12/15/17	247,508

Independent Power Producers & Energy Traders — 0.2%
		TXU Corp., Senior Notes:
200,000	BB+	Series P, 5.550% due 11/15/14	189,242
320,000	BB+	Series R, 6.550% due 11/15/34	294,753

		Total Independent Power Producers & Energy Traders	483,995

Insurance — 0.4%
410,000	BBB+	Metlife Inc., Jr. Subordinated, 6.400% due 12/15/36	412,140
		Willis North America Inc.:
350,000	BBB	5.125% due 7/15/10	340,384
130,000	BBB	Senior Notes, 5.625% due 7/15/15	124,602

		Total Insurance	877,126

Media — 0.8%
10,000	BBB+	AOL Time Warner Inc., Debentures, 7.700% due 5/1/32	11,341
900,000	BBB+	Comcast Corp., Notes, 5.875% due 2/15/18 (a)	897,526
40,000	BBB	News America Inc., 6.200% due 12/15/34	38,930
		Time Warner Inc.:
250,000	BBB+	6.875% due 5/1/12	264,585
300,000	BBB+	6.500% due 11/15/36	299,569

		Total Media	1,511,951

See Notes to Financial Statements.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    5

Schedule of Investments (January 31, 2007) (unaudited) (continued)

Face Amount	Rating‡	Security	Value
Metals & Mining — 0.4%
		Vale Overseas Ltd., Notes:
$650,000	BBB	8.250% due 1/17/34 (a)	$774,894
110,000	BBB	6.875% due 11/21/36	112,229

		Total Metals & Mining	887,123

Multi-Utilities — 0.3%
550,000	BBB	Dominion Resources Inc., Senior Notes, 5.700% due 9/17/12	555,930

Oil, Gas & Consumable Fuels — 2.4%
440,000	BBB-	Amerada Hess Corp., Notes, 7.300% due 8/15/31 (a)	488,958
600,000	A-	ConocoPhillips, 4.750% due 10/15/12 (a)	583,891
640,000	A-	ConocoPhillips Holding Co., Senior Notes, 6.950% due 4/15/29 (a)	722,056
160,000	BBB	Devon Energy Corp., Debentures, 7.950% due 4/15/32	193,448
910,000	BBB-	Kerr-McGee Corp., Notes, 7.875% due 9/15/31 (a)	1,077,045
190,000	BBB	Pemex Project Funding Master Trust, Bonds, 6.625% due 6/15/35	189,288
830,000	BB-	Williams Cos. Inc., Notes, 8.750% due 3/15/32 (a)	948,275
500,000	BBB	XTO Energy Inc., Senior Notes, 7.500% due 4/15/12 (a)	541,759

		Total Oil, Gas & Consumable Fuels	4,744,720

Paper & Forest Products — 0.4%
800,000	BBB	Weyerhaeuser Co., Notes, 6.750% due 3/15/12 (a)	841,420

Thrifts & Mortgage Finance — 0.1%
		Countrywide Financial Corp., Medium-Term Notes:
130,000	A	5.500% due 1/5/09 (d)	130,069
160,000	A	Series B, 5.470% due 6/18/08 (d)	160,066

		Total Thrifts & Mortgage Finance	290,135

Tobacco — 0.3%
465,000	BBB	Altria Group Inc., Debentures, 7.750% due 1/15/27	561,732

Wireless Telecommunication Services — 0.7%
120,000	A	New Cingular Wireless Services Inc., Senior Notes, 8.750% due 3/1/31	155,632
		Sprint Capital Corp.:
590,000	BBB	Notes, 8.750% due 3/15/32 (a)	702,466
400,000	BBB	Senior Notes, 8.375% due 3/15/12	444,344
10,000	BBB	Sprint Nextel Corp., 6.000% due 12/1/16	9,740

		Total Wireless Telecommunication Services	1,312,182

		TOTAL CORPORATE BONDS & NOTES
		(Cost — $38,880,599)	39,706,509

ASSET-BACKED SECURITIES (d) — 5.9%
Home Equity — 4.0%
1,300,000	AAA	GMAC Mortgage Corp. Loan Trust, Series 2006-HE1, Class A, 5.530% due 11/25/36 (a)	1,301,393

See Notes to Financial Statements.

6    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Schedule of Investments (January 31, 2007) (unaudited) (continued)

Face Amount	Rating‡	Security	Value
Home Equity — 4.0% (continued)
		Morgan Stanley ABS Capital I:
$422,149	AAA	Series 2005-WMC2, Class A1MZ, 5.570% due 2/25/35	$422,527
812,493	AAA	Series 2005-WMC3, Class A1MZ, 5.580% due 3/25/35 (a)	813,185
895,579	AAA	Series 2005-WMC4, Class A1MZ, 5.580% due 4/25/35 (a)	896,893
1,982,546	AAA	Morgan Stanley Mortgage Loan Trust, Series 2006-17XS, Class A1, 5.440% due 10/25/46 (a)	1,984,996
		RAAC:
852,748	AAA	Series 2005-RP1, Class A, 5.660% due 7/25/37 (a)(c)	853,661
475,993	AAA	Series 2006-RP3, Class A, 5.590% due 5/25/36 (a)(c)	475,993
1,179,312	AAA	Structured Asset Investment Loan Trust, Series 2005-2, Class A3, 5.570% due 3/25/35 (a)	1,180,515

		Total Home Equity	7,929,163

Student Loan — 1.9%
1,904,085	AAA	Countrywide Asset-Backed Certificates, Series 2006-SD4, Class A1, 5.660% due 12/25/36 (a)(c)	1,903,704
1,900,000	AAA	SLM Student Loan Trust, Series 2006-10, Class A2, 5.370% due 10/25/17 (a)	1,900,000

		Total Student Loan	3,803,704

		TOTAL ASSET-BACKED SECURITIES
		(Cost — $11,731,701)	11,732,867

COLLATERALIZED MORTGAGE OBLIGATIONS — 18.8%
1,773,528	AAA	Banc of America Funding Corp., Series 2006-8T2, Class A2, 5.790% due 10/25/36 (a)	1,769,561
2,000,471	AAA	Bear Stearns Mortgage Funding Trust, Series 2006-AR5, Class 1A1, 5.480% due 12/25/36 (a)(d)	2,000,071
		Countrywide Alternative Loan Trust:
2,767,200	AAA	5.510% due 7/25/46 (a)(d)	2,772,725
2,229,964	AAA	Series 2004-J9, Class 3A4, 5.547% due 10/25/34 (a)(d)	2,235,517
1,754,946	AAA	Series 2005-72, Class A1, 5.590% due 1/25/36 (a)(d)	1,758,457
1,424,801	AAA	Series 2006-OA10, Class 4A1, 5.510% due 8/25/46 (a)(d)	1,426,074
1,888,718	AAA	Countrywide Home Loan, Series 2005-R3, Class AF, 5.720% due 9/25/35 (a)(c)(d)	1,900,071
500,000	AAA	Credit Suisse Mortgage Capital Certificates, Series 2006-C1, Class A4, 5.556% due 2/15/39 (a)(d)	501,972
485,477	AAA	GSMPS Mortgage Loan Trust, Series 2005-RP1, Class 1AF, 5.670% due 1/25/35 (a)(c)(d)	487,750
2,493,453	AAA	Harborview Mortgage Loan Trust, Series 2006-14, Class 2A1A, 5.470% due 3/19/38 (a)(d)	2,493,453
1,813,294	AAA	Impac CMB Trust, Series 2004-02, Class A1, 5.840% due 4/25/34 (a)(d)	1,814,931
1,950,000	AAA	JPMorgan Commercial Mortgage Securities Corp., Series 2006-CB17, Class A4, 5.429% due 12/12/43 (a)	1,934,980
1,836,780	AAA	Lehman XS Trust, Series 2006-2N, Class 1A1, 5.580% due 2/25/46 (a)(d)	1,841,420

See Notes to Financial Statements.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    7

Schedule of Investments (January 31, 2007) (unaudited) (continued)

Face Amount	Rating‡	Security	Value
COLLATERALIZED MORTGAGE OBLIGATIONS — 18.8% (continued)
$1,891,077	AAA	MASTR Reperforming Loan Trust, Series 2005-02, Class 1A1F, 5.670% due 5/25/35 (a)(c)(d)	$1,894,670
131,666	AAA	Merrill Lynch Mortgage Investors Inc., Series 2005-A9, Class 3A1, 5.290% due 12/25/35 (a)(d)	130,725
1,640,000	AAA	Morgan Stanley Capital I, Series 2006-IQ12, Class A4, 5.332% due 12/15/43 (a)	1,614,642
2,414,786	AAA	Mortgage IT Trust, Series 2005-01, Class 1A1, 5.640% due 2/25/35 (a)(d)	2,424,813
1,997,672	AAA	Residential Accredit Loans Inc., Series 2006-QO10, Class A1, 5.480% due 1/25/37 (a)(d)	1,997,672
1,897,591	AAA	Structured Asset Mortgage Investments Inc., Series 2006-AR7, Class A1A, 5.530% due 8/25/36 (a)(d)	1,902,445
		Thornburg Mortgage Securities Trust:
539,498	AAA	Series 2004-2, Class A1, 5.660% due 6/25/44 (a)(d)	540,313
1,464,883	AAA	Series 2005-3, Class A4, 5.590% due 10/25/35 (a)(d)	1,463,931
		Washington Mutual Inc.:
650,000	AAA	Series 2005-AR18, Class 1A3A, 5.264% due 1/25/36 (a)(d)	647,616
1,500,000	AAA	Series 2007-HY2, Class A1, 5.650% due 1/25/37 (d)	1,500,000
476,773	AAA	Zuni Mortgage Loan Trust, Series 2006-OA1, Class A1, 5.450% due 8/25/36 (a)(d)	476,483

		TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS
		(Cost — $37,584,665)	37,530,292

MORTGAGE-BACKED SECURITIES — 56.4%
FNMA — 36.7%
		Federal National Mortgage Association (FNMA):
7,300,000		5.000% due 2/15/22 (f)(g)	7,142,597
7,300,000		5.500% due 3/19/22 (f)(g)	7,268,062
4,578,687		5.819% due 9/1/36 (a)(d)	4,619,895
9,200,000		5.000% due 2/12/37 (f)(g)	8,829,130
4,900,000		6.500% due 2/12/37 (f)(g)	4,982,688
34,100,000		5.000% due 3/13/37 (f)(g)	32,725,361
7,700,000		5.500% due 3/13/37 (f)(g)	7,572,473

		Total FNMA	73,140,206

GNMA — 19.7%
		Government National Mortgage Association (GNMA):
2,500,000		5.500% due 2/20/37 (f)(g)	2,475,000
31,600,000		6.000% due 2/20/37 (f)(g)	31,906,141
4,900,000		6.500% due 2/20/37 (f)(g)	5,013,312

		Total GNMA	39,394,453

		TOTAL MORTGAGE-BACKED SECURITIES
		(Cost — $112,930,441)	112,534,659

See Notes to Financial Statements.

8    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Schedule of Investments (January 31, 2007) (unaudited) (continued)

Face Amount	Rating‡	Security	Value
MUNICIPAL BOND — 0.1%

Oregon — 0.1%
$100,000	AA-	Oregon State, GO, Taxable Pension, 5.892% due 6/1/27 (a)
		(Cost — $105,901)	$102,202

SOVEREIGN BONDS — 0.8%

Mexico — 0.4%
736,000	BBB	United Mexican States, Medium-Term Notes, 6.750% due 9/27/34	782,368

Russia — 0.4%
840,000	BBB+	Russian Federation, 5.000% due 3/31/30	935,025

		TOTAL SOVEREIGN BONDS
		(Cost — $1,724,560)	1,717,393

U.S. GOVERNMENT & AGENCY OBLIGATIONS (a) — 14.3%

U.S. Government Agencies — 1.6%
		Federal Home Loan Bank (FHLB), Bonds:
430,000		5.400% due 1/2/09	429,456
110,000		4.750% due 12/16/16	106,714
270,000		Series VB15, 5.000% due 12/21/15	267,664
100,000		Federal National Mortgage Association (FNMA), Notes, 5.400% due 4/13/09	99,985
		FICO Strip:
2,000,000		Debentures, Series 15P, zero coupon bond to yield 5.280% due 3/7/19	1,064,414
910,000		Notes, Series D-P, zero coupon bond to yield 5.290% due 9/26/19	469,640
780,000		Tennessee Valley Authority, Bonds, 5.980% due 4/1/36	853,306

		Total U.S. Government Agencies	3,291,179

U.S. Government Obligations — 12.7%
		U.S. Treasury Bonds:
4,100,000		6.000% due 2/15/26	4,587,838
2,645,000		4.500% due 2/15/36	2,473,078
		U.S. Treasury Notes:
10,000,000		4.625% due 11/15/09	9,941,020
4,000,000		4.625% due 10/31/11	3,967,032
530,000		4.500% due 11/30/11	522,837
1,900,000		4.625% due 11/15/16	1,871,204
4,150,000		U.S. Treasury Strip Principal (STRIPS), zero coupon bond to yield 5.470% due 11/15/21	1,973,429

		Total U.S. Government Obligations	25,336,438

		TOTAL U.S. GOVERNMENT & AGENCY OBLIGATIONS
		(Cost — $28,846,907)	28,627,617

See Notes to Financial Statements.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    9

Schedule of Investments (January 31, 2007) (unaudited) (continued)

Face Amount	Rating‡	Security	Value
U.S. TREASURY INFLATION PROTECTED SECURITIES (a) — 5.8%
$3,187,544		U.S. Treasury Bonds, Inflation Indexed, 2.375% due 1/15/27	$3,171,982
		U.S. Treasury Notes, Inflation Indexed:
425,472		0.875% due 4/15/10	404,680
7,982,480		2.500% due 7/15/16	8,059,503

		TOTAL U.S. TREASURY INFLATION PROTECTED SECURITIES
		(Cost — $11,680,845)	11,636,165

		TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENTS
		(Cost — $243,485,619)	243,587,704

SHORT-TERM INVESTMENTS — 29.6%

Commercial Paper — 1.0%
2,000,000		Paccar Financial Corp., 5.276% due 2/8/07 (a)(h)	1,997,970

U.S. Government Agencies — 8.6%
13,000,000		Federal Home Loan Bank (FHLB), Discount Notes, 4.951% due 2/1/07 (a)(h)	13,000,000
3,900,000		Federal Home Loan Mortgage Corp. (FHLMC), Discount Notes, 5.198% due 3/5/07 (a)(h)	3,882,234
261,000		Federal National Mortgage Association (FNMA), Discount Notes, 5.143% — 5.197% due 6/25/07 (h)(i)	255,712

		Total U.S. Government Agencies	17,137,946

Repurchase Agreement — 20.0%
39,823,000		Nomura Securities International Inc. repurchase agreement dated 1/31/07, 5.240% due 2/1/07; Proceeds at maturity — $39,828,796; (Fully collateralized by various U.S. government agency obligations, 4.500% to 5.125% due 12/18/09 to 1/15/14; Market value — $40,620,018) (a)	39,823,000

		TOTAL SHORT-TERM INVESTMENTS (Cost — $58,958,981)	58,958,916

		TOTAL INVESTMENTS — 151.6% (Cost — $302,444,600#)	302,546,620

		Liabilities in Excess of Other Assets — (51.6)%	(102,943,024)

		TOTAL NET ASSETS — 100.0%	$199,603,596

‡	All ratings are by Standard & Poor’s Ratings Service, unless otherwise noted.
(a)	All or a portion of this security is segregated for open futures contracts, extended settlements and to-be-announced (“TBA”).
(b)	Rating by Moody’s Investors Service.
(c)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

(d)	Variable rate security. Interest rate disclosed is that which is in effect at January 31, 2007.
(e)	Security has no maturity date. The date shown represents the next call date.
(f)	This security is traded on a TBA basis (See Note 1).
(g)	All or a portion of this security was acquired under a mortgage dollar roll agreement (See Notes 1 and 3).
(h)	Rate shown represents yield-to-maturity.
(i)	All or a portion of this security is held at the broker as collateral for open futures contracts.
#	Aggregate cost for federal income tax purposes is substantially the same.

See page 11 for definitions of ratings.

Abbreviations used in this schedule:

GO	–	General Obligation
MASTR	–	Mortgage Asset Securitization Transactions Inc.
STRIPS	–	Separate Trading of Registered Interest and Principal Securities

See Notes to Financial Statements.

10    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Bond Ratings (unaudited)

The definitions of the applicable rating symbols are set forth below:

Standard & Poor’s Ratings Service (“Standard & Poor’s”) — Ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standings within the major rating categories.

AAA	—	Bonds rated “AAA” have the highest rating assigned by Standard & Poor’s. Capacity to pay interest and repay principal is extremely strong.

AA	—	Bonds rated “AA” have a very strong capacity to pay interest and repay principal and differ from the highest rated issues only in a small degree.

A	—	Bonds rated “A” have a strong capacity to pay interest and repay principal although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

BBB	—	Bonds rated “BBB” are regarded as having an adequate capacity to pay interest and repay principal. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for bonds in this category than in higher rated categories.

BB, B, CCC, CC and C	—	Bonds rated “BB”, “B”, “CCC”, “CC” and “C” are regarded, on balance, as predominantly speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. “BB” represents the lowest degree of speculation and “C” the highest degree of speculation. While such bonds will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

D	—	Bonds rated “D” are in default and payment of interest and/or repayment of principal is in arrears.

Moody’s Investors Service (“Moody’s”) — Numerical modifiers 1, 2 and 3 may be applied to each generic rating from “Aa” to “Caa,” where 1 is the highest and 3 the lowest ranking within its generic category.

Aaa	—	Bonds rated “Aaa” are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as “gilt edge.” Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa	—	Bonds rated “Aa” are judged to be of high quality by all standards. Together with the “Aaa” group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in “Aaa” securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in “Aaa” securities.

A	—	Bonds rated “A” possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa	—	Bonds rated “Baa” are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba	—	Bonds rated “Ba” are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate and therefore not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B	—	Bonds rated “B” generally lack characteristics of desirable investments. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Caa	—	Bonds rated “Caa” are of poor standing. These may be in default, or present elements of danger may exist with respect to principal or interest.

Ca	—	Bonds rated “Ca” represent obligations which are speculative in a high degree. Such issues are often in default or have other marked short-comings.

C	—	Bonds rated “C” are the lowest class of bonds and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

NR	—	Indicates that the bond is not rated by Standard & Poor’s or Moody’s.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    11

Statement of Assets and Liabilities (January 31, 2007) (unaudited)

ASSETS:
Investments, at value (Cost — $262,621,600)	$262,723,620
Repurchase agreement, at value (Cost — $39,823,000)	39,823,000
Cash	331
Receivable for securities sold	54,181,051
Interest receivable	1,120,532
Receivable for Fund shares sold	482,422
Deposits with brokers for open futures contracts	161,613
Receivable from manager	11,533
Prepaid expenses	47,068
Total Assets	358,551,170
LIABILITIES:
Payable for securities purchased	157,940,427
Payable for Fund shares repurchased	355,629
Distributions payable	206,427
Distribution fees payable	109,841
Payable to broker — variation margin on open futures contracts	106,149
Investment management fee payable	95,149
Trustees’ fees payable	24,737
Deferred dollar roll income	20,753
Deferred compensation payable	17,892
Accrued expenses	70,570
Total Liabilities	158,947,574
Total Net Assets	$199,603,596
NET ASSETS:
Par value (Note 6)	$17,119
Paid-in capital in excess of par value	200,279,621
Overdistributed net investment income	(102,363)
Accumulated net realized loss on investments and futures contracts	(596,161)
Net unrealized appreciation on investments and futures contracts	5,380
Total Net Assets	$199,603,596
Shares Outstanding:
Class A	8,783,093
Class B	3,681,887
Class C	4,653,212
Class R	856
Net Asset Value:
Class A (and redemption price)	$11.67
Class B *	$11.65
Class C *	$11.66
Class R	$11.66
Maximum Public Offering Price Per Share:
Class A (based on maximum sales charge of 4.25%)(1)	$12.19

*	Redemption price is NAV of Class B and C shares reduced by a 4.50% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).
(1)	Class A shares maximum initial sales charge decreased from 4.50% to 4.25% on November 20, 2006.

See Notes to Financial Statements.

12    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Statement of Operations (For the six months ended January 31, 2007) (unaudited)

INVESTMENT INCOME:
Interest	$5,501,022

EXPENSES:
Investment management fee (Note 2)	603,253
Distribution fees (Notes 2 and 4)	481,252
Transfer agent fees (Note 4)	36,678
Trustees’ fees (Note 11)	32,413
Shareholder reports (Note 4)	26,533
Restructuring fees (Note 11)	22,402
Registration fees	17,747
Legal fees	17,180
Audit and tax	14,671
Insurance	4,147
Custody fees	3,732
Miscellaneous expenses	8,584

Total Expenses	1,268,592
Less: Fee waivers and/or expense reimbursements (Notes 2 and 11)	(11,822)

Net Expenses	1,256,770

Net Investment Income	4,244,252

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND FUTURES CONTRACTS (NOTES 1 AND 3):
Net Realized Gain From:
Investment transactions	8,816,827
Futures contracts	801,696
Net Realized Gain	9,618,523
Change in Net Unrealized Appreciation/Depreciation From:
Investments	(2,029,622)
Futures contracts	(297,617)
Change in Net Unrealized Appreciation/Depreciation	(2,327,239)

Net Gain on Investments and Futures Contracts	7,291,284
Increase in Net Assets From Operations	$11,535,536

See Notes to Financial Statements.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    13

Statements of Changes in Net Assets

For the six months ended January 31, 2007 (unaudited) and the year ended July 31, 2006

	2007	2006
OPERATIONS:
Net investment income	$4,244,252	$9,705,268
Net realized gain	9,618,523	9,318,625
Change in net unrealized appreciation/depreciation	(2,327,239)	(15,213,560)
Increase in Net Assets From Operations	11,535,536	3,810,333
DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net investment income	(4,304,783)	(9,549,261)
Decrease in Net Assets From Distributions to Shareholders	(4,304,783)	(9,549,261)
FUND SHARE TRANSACTIONS (NOTE 6):
Net proceeds from sale of shares	39,795,148	44,651,396
Reinvestment of distributions	2,928,106	6,750,296
Cost of shares repurchased	(35,854,938)	(78,401,418)
Increase (Decrease) in Net Assets From Fund Share Transactions	6,868,316	(26,999,726)
Increase (Decrease) in Net Assets	14,099,069	(32,738,654)
NET ASSETS:
Beginning of period	185,504,527	218,243,181
End of period *	$199,603,596	$185,504,527
* Includes overdistributed net investment income of:	$(102,363)	$(41,832)

See Notes to Financial Statements.

14    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Financial Highlights

For a share of each class of beneficial interest outstanding throughout each year ended July 31, unless otherwise noted:

Class A Shares(1)	2007 (2)		2006		2005	2004		2003	2002
Net Asset Value, Beginning of Period	$11.22		$11.52		$11.52	$11.33		$11.16	$11.08
Income (Loss) From Operations:
Net investment income	0.27		0.58		0.58	0.62		0.61	0.66
Net realized and unrealized gain (loss)	0.45		(0.31)		0.04	0.18		0.19	0.09
Total Income From Operations	0.72		0.27		0.62	0.80		0.80	0.75
Less Distributions From:
Net investment income	(0.27)		(0.57)		(0.62)	(0.61)		(0.61)	(0.67)
Return of capital	—		—		—	—		(0.02)	—
Total Distributions	(0.27)		(0.57)		(0.62)	(0.61)		(0.63)	(0.67)
Net Asset Value, End of Period	$11.67		$11.22		$11.52	$11.52		$11.33	$11.16
Total Return(3)	6.46%		2.45%		5.45%	7.20%		7.26%	6.98%
Net Assets, End of Period (000s)	$102,462		$86,798		$78,455	$55,985		$52,641	$48,276
Ratios to Average Net Assets:
Gross expenses	1.03	%(4)(5)	1.03%		1.07%	1.04%		1.04%	1.05%
Net expenses	1.02	(4)(5)(6)	1.02	(6)	1.06 (6)	1.04		1.04	1.05
Net investment income	4.57	(4)	5.16		4.99	5.38		5.32	5.95
Portfolio Turnover Rate	149	%(7)	249	%(7)	2%	0	%(8)	2%	4%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the six months ended January 31, 2007 (unaudited).
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Total returns for periods of less than one year are not annualized.

(4)	Annualized.
(5)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.98% and 0.98%, respectively (Note 11).

(6)	Reflects fee waivers and/or expense reimbursements.
(7)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 288% and 258% for the six months ended January 31, 2007 and the year ended July 31, 2006, respectively.

(8)	Amount represents less than 1%.

See Notes to Financial Statements.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    15

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended July 31, unless otherwise noted:

Class B Shares(1)	2007(2)		2006		2005	2004		2003	2002
Net Asset Value, Beginning of Period	$11.20		$11.51		$11.51	$11.33		$11.16	$11.08
Income (Loss) From Operations:
Net investment income	0.24		0.52		0.52	0.56		0.55	0.60
Net realized and unrealized gain (loss)	0.45		(0.31)		0.04	0.18		0.19	0.09
Total Income From Operations	0.69		0.21		0.56	0.74		0.74	0.69

Less Distributions From:
Net investment income	(0.24)		(0.52)		(0.56)	(0.56)		(0.55)	(0.61)
Return of capital	—		—		—	—		(0.02)	—

Total Distributions	(0.24)		(0.52)		(0.56)	(0.56)		(0.57)	(0.61)

Net Asset Value, End of Period	$11.65		$11.20		$11.51	$11.51		$11.33	$11.16

Total Return(3)	6.17%		1.88%		4.90%	6.57%		6.72%	6.42%

Net Assets, End of Period (000s)	$42,884		$49,898		$83,070	$87,037		$101,173	$92,553
Ratios to Average Net Assets:
Gross expenses	1.60	%(4)(5)	1.58%		1.59%	1.57%		1.56%	1.57%
Net expenses	1.59	(4)(5)(6)	1.56	(6)	1.57 (6)	1.57		1.56	1.57
Net investment income	4.03	(4)	4.59		4.48	4.85		4.80	5.43
Portfolio Turnover Rate	149	%(7)	249	%(7)	2%	0	%(8)	2%	4%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the six months ended January 31, 2007 (unaudited).
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Total returns for periods of less than one year are not annualized.

(4)	Annualized.
(5)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.56% and 1.56%, respectively (Note 11).

(6)	Reflects fee waivers and/or expense reimbursements.
(7)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 288% and 258% for the six months ended January 31, 2007 and the year ended July 31, 2006, respectively.

(8)	Amount represents less than 1%.

See Notes to Financial Statements.

16    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended July 31, unless otherwise noted:

Class C Shares(1)	2007(2)		2006		2005	2004		2003	2002
Net Asset Value, Beginning of Period	$11.21		$11.52		$11.51	$11.33		$11.16	$11.08
Income (Loss) From Operations:
Net investment income	0.24		0.53		0.52	0.57		0.55	0.61
Net realized and unrealized gain (loss)	0.45		(0.32)		0.05	0.17		0.20	0.08
Total Income From Operations	0.69		0.21		0.57	0.74		0.75	0.69

Less Distributions From:
Net investment income	(0.24)		(0.52)		(0.56)	(0.56)		(0.56)	(0.61)
Return of capital	—		—		—	—		(0.02)	—

Total Distributions	(0.24)		(0.52)		(0.56)	(0.56)		(0.58)	(0.61)

Net Asset Value, End of Period	$11.66		$11.21		$11.52	$11.51		$11.33	$11.16

Total Return(3)	6.22%		1.88%		5.04%	6.61%		6.77%	6.49%

Net Assets, End of Period (000s)	$54,248		$48,809		$56,718	$52,012		$54,316	$49,976

Ratios to Average Net Assets:
Gross expenses	1.50	%(4)(5)	1.50%		1.56%	1.52%		1.53%	1.50%
Net expenses	1.49	(4)(5)(6)	1.48	(6)	1.54 (6)	1.52		1.53	1.50
Net investment income	4.11	(4)	4.68		4.51	4.90		4.83	5.50

Portfolio Turnover Rate	149	%(7)	249	%(7)	2%	0	%(8)	2%	4%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the six months ended January 31, 2007 (unaudited).
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Total returns for periods of less than one year are not annualized.

(4)	Annualized.
(5)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.45% and 1.45%, respectively (Note 11).

(6)	Reflects fee waivers and/or expense reimbursements.
(7)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 288% and 258% for the six months ended January 31, 2007 and the year ended July 31, 2006, respectively.

(8)	Amount represents less than 1%.

See Notes to Financial Statements.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    17

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended July 31, unless otherwise noted:

Class R Shares(1)	2007(2)
Net Asset Value, Beginning of Period	$11.73
Income (Loss) From Operations:
Net investment income	0.05
Net realized and unrealized loss	(0.08)
Total Loss From Operations	(0.03)
Less Distributions From:
Net investment income	(0.04)
Total Distributions	(0.04)
Net Asset Value, End of Period	$11.66
Total Return(3)	(0.21)%
Net Assets, End of Period (000s)	$10
Ratios to Average Net Assets:
Gross expenses	1.15	%(4)(5)
Net expenses	1.15	(4)(5)
Net investment income	4.18	(4)
Portfolio Turnover Rate	149	%(6)

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the period December 28, 2006 (commencement of operations) to January 31, 2007 (unaudited).
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Total returns for periods of less than one year are not annualized.

(4)	Annualized.
(5)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.15% and 1.15%, respectively (Note 11).

(6)	Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 288%.

See Notes to Financial Statements.

18    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Notes to Financial Statements (unaudited)

1. Organization and Significant Accounting Policies

Legg Mason Partners Core Bond Fund (formerly known as Legg Mason Partners Total Return Bond Fund) (the “Fund”) is a separate diversified investment fund of Legg Mason Partners Income Funds (the “Trust”). The Trust, a Massachusetts business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Debt securities are valued at the mean between the bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. Publicly traded foreign government debt securities are typically traded internationally in the over-the-counter market, and are valued at the mean between the bid and asked prices as of the close of business of that market. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these investments at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates market value.

(b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Financial Futures Contracts. The Fund may enter into financial futures contracts to hedge against the economic impact of adverse changes in the market value of portfolio securities due to changes in interest rates, exchange rates or securities markets and also, as a substitute for buying or selling securities or as a cash flow management technique. Upon entering into a financial futures contract, the Fund is required to deposit cash or securities as initial margin. Additional securities are also segregated up to the current market value of the financial futures contracts. Subsequent payments, known as variation margin, are made or received by the Fund each day, depending on the daily fluctuation in the value of the underlying financial instruments. The Fund recognizes an unrealized gain or loss equal to the daily variation margin. When the financial futures contracts are closed, a realized gain or loss is recognized equal to the difference between the proceeds from (or cost of) the closing transactions and the Fund’s basis in the contracts.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report     19

Notes to Financial Statements (unaudited) (continued)

The risks associated with entering into financial futures contracts include the possibility that a change in the value of the contract may not correlate with the changes in the value of the underlying instruments. In addition, investing in financial futures contracts involves the risk that the Fund could lose more than the original margin deposit and subsequent payments required for a futures transaction. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

(d) Securities Traded on a To-Be-Announced Basis. The Fund may trade securities on a to-be-announced (“TBA”) basis. In a TBA transaction, the Fund commits to purchasing or selling securities which have not yet been issued by the issuer and for which specific information is not known, such as the face amount and maturity date and the underlying pool of investments in U.S. government agency mortgage pass-through transactions. Securities purchased on a TBA basis are not settled until they are delivered to the Fund, normally 15 to 45 days later. Beginning on the date the Fund enters into a TBA transaction, cash, U.S. government securities or other liquid high-grade debt obligations are segregated in an amount equal in value to the purchase price of the TBA security. These transactions are subject to market fluctuations and their current value is determined in the same manner as for other securities.

(e) Mortgage Dollar Rolls. The Fund enters into dollar rolls in which the Fund sells mortgage-backed securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type, coupon and maturity) securities to settle on a specified future date. During the roll period, the Fund forgoes principal and interest paid on the securities. The Fund is compensated by a fee paid by the counterparty, often in the form of a drop in the repurchase price of the securities. Dollar rolls are accounted for as financing arrangements; the fee is accrued into interest income ratably over the term of the dollar roll and any gain or loss on the roll is deferred and realized upon disposition of the rolled security.

The risk of entering into a mortgage dollar roll is that the market value of the securities the Fund is obligated to repurchase under the agreement may decline below the repurchase price. In the event the buyer of securities under a mortgage dollar roll files for bankruptcy or becomes insolvent, the Fund’s use of proceeds of the dollar roll may be restricted pending a determination by the other party, or its trustee or receiver, whether to enforce the Fund’s obligation to repurchase the securities.

(f) Stripped Securities. The Fund invests in “Stripped Securities,” a term used collectively for stripped fixed income securities. Stripped securities can be principal only securities (“PO”), which are debt obligations that have been stripped of unmatured interest coupons or, interest only securities (“IO”), which are unmatured interest coupons that have been stripped from debt obligations. Stripped Securities do not make periodic payments of interest prior to maturity. As is the case with all securities, the market value of Stripped Securities will fluctuate in response to changes in economic conditions, interest rates and the market’s perception of the securities. However, fluctuations in response to interest rates may be greater in Stripped Securities than for debt obligations of comparable maturities that pay interest currently. The amount of fluctuation increases with a longer period of maturity.

20    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Notes to Financial Statements (unaudited) (continued)

The yield to maturity on IO’s is sensitive to the rate of principal repayments (including prepayments) on the related underlying debt obligation and principal payments may have a material effect on yield to maturity. If the underlying debt obligation experiences greater than anticipated prepayments of principal, the Fund may not fully recoup its initial investment in IO’s.

(g) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(h) Distributions to Shareholders. Distributions from net investment income on the shares of the Fund are declared each business day to shareholders of record, and are paid monthly. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(i) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(j) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its income and net realized gains on investments, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

(k) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share.

(l) Credit and Market Risk. The Fund invests in high yield instruments that are subject to certain credit and market risks. The yields of high yield obligations reflect, among other things, perceived credit and market risks. The Fund’s investment in securities rated below investment grade typically involves risks not associated with higher rated securities including, among others, greater risk related to timely and ultimate payment of interest and principal, greater market price volatility and less liquid secondary market trading.

(m) Foreign Risk. The Fund’s investments in foreign securities may involve risks not present in domestic investments. Since securities may be denominated in foreign currencies and may require settlement in foreign currencies and pay interest or dividends in foreign currencies, changes in the relationship of these foreign currencies to the U.S. dollar can significantly affect the value of the investments and earnings of the Fund. Foreign investments may also subject the Fund to foreign government exchange restrictions, expropriation, taxation or other political, social or economic developments, all of which affect the market and/or credit risk of the investments.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    21

Notes to Financial Statements (unaudited) (continued)

2.	Investment Management Agreement and Other Transactions with Affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and Western Asset Management Company (“Western Asset”) is the Fund’s subadviser. LMPFA and Western Asset are wholly-owned subsidiaries of Legg Mason.

Under the investment management agreement, effective November 30, 2006 the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of the Fund’s average daily net assets in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1 billion	0.550%
Next $1 billion	0.525
Next $3 billion	0.500
Next $5 billion	0.475
Over $10 billion	0.450

Under the prior investment management agreement, the Fund paid LMPFA an investment management fee which was calculated daily and paid monthly at an annual rate of the Fund’s average daily net assets as follows:

Average Daily Net Assets	Annual Rate
First $1 billion	0.650%
Next $1 billion	0.625
Next $3 billion	0.600
Next $5 billion	0.575
Over $10 billion	0.550

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund. For its services, LMPFA pays Western Asset 70% of the net management fee it receives from the Fund.

During the six months ended January 31, 2007, the Fund was reimbursed for expenses amounting to $11,822.

Citigroup Global Markets Inc. (“CGM”) and Legg Mason Investor Services, LLC (“LMIS”) serve as co-distributors of the Fund. LMIS is a wholly-owned broker-dealer subsidiary of Legg Mason.

There is a maximum initial sales charge of 4.25% for Class A shares. Effective November 20, 2006, the maximum initial sales charge on Class A shares of the Fund decreased from 4.50% to 4.25% for shares purchased on or after that date. There is a contingent deferred sales charge (“CDSC”) of 4.50% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 0.50% the first year after purchase payment and thereafter 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a

22     Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Notes to Financial Statements (unaudited) (continued)

1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $500,000 in the aggregate. These purchases do not incur an initial sales charge.

For the six months ended January 31, 2007, LMIS and its affiliates received sales charges of approximately $8,000 on sales of the Fund’s Class A shares. In addition, for the six months ended January 31, 2007, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$32,000	$2,000

*	Amount represents less than $1,000.

The Fund has adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allows non-interested trustees (“Trustees”) to defer the receipt of all or a portion of the Trustees’ fees earned until a later date specified by the Trustees. The deferred fees earn a return based on notional investments selected by the Trustees. The balance of the deferred fees payable may change depending upon the investment performance. Any gains or losses incurred in the deferred balances are reported in the Statement of Operations under Trustees’ fees. Under the Plan, deferred fees are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Board of Trustees voted to discontinue offering the Plan to its members effective January 1, 2006. This change will have no effect on fees previously deferred. As of January 31, 2007, the Fund had accrued $17,892 as deferred compensation payable under the Plan.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the six months ended January 31, 2007, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments and mortgage dollar rolls) and U.S government and agency obligations were as follows:

	Investments	U.S. Government & Agency Obligations
Purchases	$8,251,586	$344,133,597
Sales	34,708,501	258,836,655

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    23

Notes to Financial Statements (unaudited) (continued)

At January 31, 2007, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$1,150,027
Gross unrealized depreciation	(1,048,007)

Net unrealized appreciation	$102,020

At January 31, 2007, the Fund had the following open futures contracts:

	Number of Contracts	Expiration Date	Basis Value	Market Value	Unrealized Gain (Loss)
Contracts to Buy:
LIBOR Futures	96	9/07	$22,247,758	$22,159,516	$(88,242)
U.S. Treasury 5 Year Notes	370	3/07	39,122,829	38,676,563	(446,266)
					(534,508)
Contracts to Sell:
U.S. Treasury 10 Year Notes	294	3/07	31,822,368	$31,384,500	437,868

Net Unrealized Loss on Open Futures Contracts					$(96,640)

During the six months ended January 31, 2007, the Fund entered into mortgage dollar roll transactions in the aggregate amount of $273,487,996. At January 31, 2007, the Fund had outstanding mortgage dollar rolls with a total cost of $139,831,969. For the six months ended January 31, 2007, the Fund recorded interest income of $7,994 related to such mortgage dollar rolls.

4.	Class Specific Expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, Class B, Class C and Class R shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B, Class C and Class R shares calculated at the annual rate of 0.50%, 0.45% and 0.25% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the six months ended January 31, 2007, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees	Shareholder Reports Expenses
Class A	$121,167	$12,922	$7,929
Class B	177,895	15,678	10,954
Class C	182,185	8,078	7,650
Class R*	5	—	—

Total	$481,252	$36,678	$26,533

*	For the period December 28, 2006 (commencement of operations) to January 31, 2007.

24    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Notes to Financial Statements (unaudited) (continued)

5. Distributions to Shareholders by Class

	Six Months Ended January 31, 2007	Year Ended July 31, 2006
Net Investment Income:
Class A	$2,246,826	$4,161,873
Class B	971,578	2,986,511
Class C	1,086,340	2,400,877
Class R*	39	—
Total	$4,304,783	$9,549,261

*	For the period December 28, 2006 (commencement of operations) to January 31, 2007.

6. Shares of Beneficial Interest

At January 31, 2007, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Six Months Ended January 31, 2007		Year Ended July 31, 2006
	Shares	Amount	Shares	Amount
Class A
Shares sold	2,516,038	$29,408,659	3,021,513	$34,114,362
Shares issued on reinvestment	135,723	1,583,974	262,984	2,958,716
Shares repurchased	(1,605,349)	(18,711,830)	(2,355,376)	(26,548,403)

Net Increase	1,046,412	$12,280,803	929,121	$10,524,675

Class B
Shares sold	173,262	$2,016,594	337,413	$3,801,056
Shares issued on reinvestment	51,298	597,411	180,917	2,040,445
Shares repurchased	(997,340)	(11,549,913)	(3,278,593)	(36,944,722)

Net Decrease	(772,780)	$(8,935,908)	(2,760,263)	$(31,103,221)

Class C
Shares sold	720,097	$8,359,895	596,561	$6,735,978
Shares issued on reinvestment	64,034	746,682	155,510	1,751,135
Shares repurchased	(484,400)	(5,593,195)	(1,323,726)	(14,908,293)

Net Increase (Decrease)	299,731	$3,513,382	(571,655)	$(6,421,180)

Class R*

Shares sold	853	$10,000	—	—
Shares issued on reinvestment	3	39	—	—

Net Increase	856	$10,039	—	—

*	For the period December 28, 2006 (commencement of operations) to January 31, 2007.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    25

Notes to Financial Statements (unaudited) (continued)

7. Capital Loss Carryforward

As of July 31, 2006, the Fund had, for federal income tax purposes, a net capital loss carryforward of $9,970,425, of which $1,087,199 expires in 2009, $56,080 expires in 2011, $1,971,026 expires in 2012, and $6,856,120 expires in 2013. These amounts will be available to offset any future taxable capital gains.

8. Regulatory Matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), the Fund’s prior investment manager, and CGM relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).

The SEC order finds that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Fund’s investment manager and other investment advisory-companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also finds that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds’ best interests and that no viable alternatives existed. SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.

The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Funds since December 1, 2004, less certain expenses, be placed in escrow

26    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Notes to Financial Statements (unaudited) (continued)

and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million was distributed to the affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Fund’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the Fund’s manager does not believe that this matter will have a material adverse effect on the Fund.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

9. Legal Matters

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 8. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the advisor for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

As of the date of this report, the Fund’s manager believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Fund or the ability of the Fund’s manager and its affiliates to continue to render services to the Fund under their respective contracts.

* * *

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    27

Notes to Financial Statements (unaudited) (continued)

by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested (including the Fund) and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM, SBFM and CGM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the Funds or any of their Board members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

10. Other Matters

On September 16, 2005, the staff of the SEC informed SBFM and SBAM that the staff is considering recommending that the SEC institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the 1940 Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the SEC and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. Section 19(a) and related Rule 19a-1 of the 1940 Act generally require funds that are making dividend and distribution payments to provide shareholders with a written statement disclosing the source of the dividends and distributions, and, in particular, the portion of the payments made from each of net investment income, undistributed net profits and/or paid-in capital. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.

Although there can be no assurance, the Fund’s manager believes that this matter is not likely to have a material adverse effect on the Fund.

28    Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report

Notes to Financial Statements (unaudited) (continued)

11. Special Shareholder Meeting and Reorganization

Shareholders approved a number of initiatives designed to streamline and restructure the fund complex. These matters generally are expected to be implemented in 2007. As noted in the proxy materials, Legg Mason will pay for a portion of the costs related to these initiatives. The portions of the costs that are borne by the Fund will be recognized in the period during which the expense is incurred. Such expenses relate to obtaining shareholder votes for proposals presented in the proxy, the election of board members, retirement of board members, as well as printing, mailing, and soliciting proxies. The portions of these costs borne by the Fund and reflected in the Statement of Operations are deemed extraordinary and, therefore, not subject to expense limitation agreements, if applicable. See also “Additional Shareholder Information” at the end of this report.

12. Recent Accounting Pronouncements

During June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 48 (“FIN 48” or the “Interpretation”), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109. FIN 48 supplements FASB Statement 109, Accounting for Income Taxes, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 prescribes a comprehensive model for how a fund should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the fund has taken or expects to take on a tax return. FIN 48 requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits. Management must be able to conclude that the tax law, regulations, case law, and other objective information regarding the technical merits sufficiently support the position’s sustainability with a likelihood of more than 50 percent. FIN 48 is effective for fiscal periods beginning after December 15, 2006, which for this Fund will be August 1, 2007. At adoption, the financial statements must be adjusted to reflect only those tax positions that are more likely than not to be sustained as of the adoption date. Management of the Fund has determined that adopting FIN 48 will not have a material impact on the Fund’s financial statements.

* * *

On September 20, 2006, FASB released Statement of Financial Accounting Standards No. 157 Fair Value Measurements (“FAS 157”). FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At this time, management is evaluating the implications of FAS 157 and its impact on the financial statements has not yet been determined.

Legg Mason Partners Core Bond Fund 2007 Semi-Annual Report    29

Additional Shareholder Information (unaudited)

Results of Special Meetings of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level on various proposals recently approved by the Fund’s Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of Board Members and (2) Agreement and Plan of Reorganization.

1. Election of Board Members†

Nominees	Votes For	Authority Withheld	Abstentions
Elliot J. Berv	326,009,773.489	11,257,152.959	0.000
A. Benton Cocanougher	325,898,190.365	11,368,736.083	0.000
Jane F. Dasher	325,981,749.911	11,285,176.537	0.000
Mark T. Finn	326,021,537.213	11,245,389.235	0.000
Rainer Greeven	325,791,305.447	11,475,621.001	0.000
Stephen Randolph Gross	325,876,625.182	11,390,301.266	0.000
Richard E. Hanson Jr.	325,872,007.984	11,394,918.464	0.000
Diana R. Harrington	325,746,405.962	11,520,520.486	0.000
Susan M. Heilbron	325,931,445.925	11,335,480.523	0.000
Susan B. Kerley	326,017,231.539	11,249,694.909	0.000
Alan G. Merten	326,036,225.507	11,230,700.941	0.000
R. Richardson Pettit	325,970,651.286	11,296,275.162	0.000
R. Jay Gerken, CFA	325,892,587.522	11,374,338.926	0.000

†	Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.

2. Approval of Step 2 Agreement and Plan of Reorganization

Item Voted On	Votes For	Votes Against	Abstentions	Broker Non-Votes
Reorganize as Corresponding Series of an Existing Trust	307,560,618.605	6,655,446.571	9,349,472.272	13,701,389.000

On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund’s Board Members. The following tables provide the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Reorganize as a Series of a Maryland Business Trust and (2) Revise, Remove and Convert Fundamental Investment Policies.

1. Reorganize as a Series of a Maryland Business Trust

Votes For	Votes Against	Abstentions	Broker Non-Votes
8,113,284.618	148,579.008	218,658.319	383,494.000

30    Legg Mason Partners Core Fund

Additional Shareholder Information (unaudited) (continued)

2. Revise, Remove and Convert Fundamental Investment Policies

Item Voted On	Votes For	Votes Against	Abstentions	Broker Non-Votes
Revise:
Borrowing Money	8,017,590.860	241,449.780	221,481.305	383,494.000
Underwriting	8,051,923.225	216,891.586	211,707.134	383,494.000
Lending	8,026,926.019	233,128.804	220,467.122	383,494.000
Issuing Senior Securities	8,059,238.128	201,241.103	220,042.714	383,494.000
Real Estate	8,055,680.819	208,795.456	216,045.670	383,494.000
Commodities	8,041,576.923	220,429.014	218,516.008	383,494.000
Concentration	8,030,400.225	218,197.163	231,924.557	383,494.000

Remove:
Diversification	8,050,272.989	209,137.005	221,111.951	383,494.000
Fundamental Policy Relating to Purchasing Securities on Margin and Making Short Sales	8,000,208.741	245,907.649	234,405.555	383,494.000

Convert:
Fundamental to Non-Fundamental	8,008,381.928	244,005.039	228,134.978	383,494.000

Legg Mason Partners Core Bond Fund    31

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Legg Mason Partners Core Bond Fund

TRUSTEES	INVESTMENT MANAGER
Lee Abraham Jane F. Dasher	Legg Mason Partners Fund Advisor, LLC
R. Jay Gerken, CFA
Chairman	SUBADVISER
Richard E. Hanson, Jr. Paul Hardin	Western Asset Management Company
Roderick C. Rasmussen
John P. Toolan
DISTRIBUTORS Citigroup Global Markets Inc. Legg Mason Investor Services, LLC

CUSTODIAN State Street Bank and Trust Company

TRANSFER AGENT PFPC Inc. 4400 Computer Drive Westborough, Massachusetts 01581

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM KPMG LLP 345 Park Avenue New York, New York 10154